                                                                     Exhibit 4.2

                          SECURITIES PURCHASE AGREEMENT



                                   dated as of


                                 October 6, 1995


                                     between


                             FIBERITE HOLDINGS, INC.



                                       and



                          THE PURCHASERS LISTED ON THE
                             SIGNATURE PAGES HERETO

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1.      Definitions................................................. 1
SECTION 1.2.      Accounting Terms and Determinations......................... 7

                                   ARTICLE II

                         PURCHASE AND SALE OF SECURITIES

SECTION 2.1.      Commitments to Purchase..................................... 8
SECTION 2.2.      The Closing................................................. 8

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1.      Corporate Existence and Power............................... 9
SECTION 3.2.      Authorization and Execution................................. 9
SECTION 3.3.      Capitalization.............................................. 9
SECTION 3.4.      Governmental Authorization..................................10
SECTION 3.5.      Non-Contravention...........................................10
SECTION 3.6.      Litigation..................................................10
SECTION 3.7.      Not an Investment Company; Not a
                    Real Property Holding Company.............................10
SECTION 3.8.      Solicitation; Access to Information.........................11

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

SECTION 4.1.      Purchase for Investment; Authority;
                    Binding Agreement.........................................11
SECTION 4.2.      Private Placement...........................................12
SECTION 4.3.      Solicitation by Purchaser...................................13

                                    ARTICLE V

                                    COVENANTS

SECTION 5.1.      Information.................................................13
SECTION 5.2.      Payment of Obligations......................................15
SECTION 5.3.      Conduct of Business and Maintenance
                    of Existence..............................................15
SECTION 5.4.      Compliance with Laws........................................15

                                                                            Page
                                                                            ----

SECTION 5.5.      Inspection of Property, Books and
                    Records..................................................15
SECTION 5.6.      Investment Company Act.....................................16

                                   ARTICLE VI

                                  SUBORDINATION

SECTION 6.1.      Notes Subordinated to Senior Debt..........................16
SECTION 6.2.      No Payment on Notes in Certain
                    Circumstances............................................16
SECTION 6.3.      Payment Over of Proceeds Upon
                    Dissolution, Etc.........................................16
SECTION 6.4.      Limitation on Exercise of Remedies.........................18
SECTION 6.5.      Renewals, Extensions, etc. of
                    Senior Debt..............................................19
SECTION 6.6.      Obligation of Holdings
                    Unconditional............................................19
SECTION 6.7.      This Article Not to Prevent Events
                    of Default...............................................19
SECTION 6.8.      General....................................................19

                                   ARTICLE VII

                             LIMITATION ON TRANSFERS

SECTION 7.1.      Restrictions on Transfer...................................20
SECTION 7.2.      Restrictive Legends........................................20
SECTION 7.3.      Notice of Proposed Transfers...............................21

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.1.      Notices....................................................22
SECTION 8.2.      No Waivers; Amendments.....................................22
SECTION 8.3.      Expenses; Documentary Taxes................................23
SECTION 8.4.      Successors and Assigns.....................................23
SECTION 8.5.      Brokers....................................................23
SECTION 8.6.      New York Law; Submission to
                    Jurisdiction; Waiver of Jury
                    Trial....................................................24
SECTION 8.7.      Severability...............................................24
SECTION 8.8.      Counterparts...............................................24


Exhibit A         Form of Note

                          SECURITIES PURCHASE AGREEMENT


            THIS SECURITIES PURCHASE AGREEMENT, dated as of October 6, 1995, is entered into between Fiberite Holdings, Inc., a Delaware corporation ("Holdings"), and the Purchasers listed on the signature pages hereto.

            The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


            SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

            "Accreted Amount" with respect to any Note shall be determined in the manner set forth on Annex I to such Note.

            "Acquisition Co." means Fiberite, Inc., a wholly-owned subsidiary of Holdings to be merged with and into Composites at Closing (and upon consummation of such merger, means Composites, as the survivor of such merger) and to acquire and hold all the outstanding capital stock of GmbH at Closing.

            "Acquisition Documents" means this Agreement, the Composites Purchase Agreement, the GmbH Purchase Agreement and the Finance Documents.

            "Acquisition GmbH" means Dalia Verwaltungsgesellschaft MbH (to be renamed Fiberite Europe GmbH), a wholly-owned subsidiary of Acquisition Co. which is to acquire all of the business currently conducted by GmbH.

            "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agent" means the agent under the Credit Agreement.

            "Agreement" means this agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

            "Change of Control" means that (i) DLJ Merchant Banking and its Affiliates and Carlisle-Fiberite Investors, L.P. collectively cease to own, beneficially and of record, at least 51% of each class of capital stock of Holdings; (ii) any Person, or two or more Persons acting in concert, acquires the beneficial ownership of 15% or more of any class of capital stock of Acquisition Co.; or (iii) Holdings ceases to own, beneficially and of record, 100% of each class of capital stock of Acquisition Co.

            "Closing" has the meaning set forth in Section 2.2(a).

            "Co-Investor Purchasers" means Carlisle-Fiberite Investors, L.P. and Steeple International, Inc.

            "Commission" means the Securities and Exchange Commission.

            "Composites" means ICI Composites Inc., a Delaware corporation .

            "Composites Purchase Agreement" means the Purchase Agreement dated as of October , 1995, among Fiberite, Inc. and ICI American Holdings Inc. and shall include the exhibits and schedules thereto.

            "Credit Agreement" means the Credit Agreement of even date herewith, among Holdings, Acquisition Co., the lenders listed therein and Bank of America National Trust and Savings Association, as Agent (in such capacity, the "Agent"), as amended, supplemented or otherwise modified from time to time. References to the Credit Agreement shall also include any credit agreement or agreements entered into by Holdings and/or Acquisition Co. to replace, extend, increase, renew, refund or refinance all or a portion of the Debt under the Credit Agreement.

            "Debt" of any Person means at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on ordinary terms), or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all Debt of the types described in the foregoing clauses (a) and (b) of any other Person secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof, and
(d) to the extent not otherwise included, any Guaranty by such Person of any Debt of any other Person.

            "Default" means any Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

            "DLJ Affiliate" means DLJSC and/or any of their respective Subsidiaries and Affiliates, excluding, however, Holdings, its other shareholders and its Subsidiaries.

            "DLJMB" or "DLJMB Purchaser" means, collectively, or individually in the case of DLJMB Purchaser, DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V. and DLJ Merchant Banking Funding, Inc. and their respective successors.

            "DLJSC" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation, and its successors.

            "Event of Default" means any event or condition specified as such in the Notes which shall have continued for the period of time, if any, therein designated after the giving of notice, if any, therein designated.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Finance Documents" means the Credit Agreement together with all notes, collateral and security documents, guaranties (including the Guaranty of Holdings thereunder) and other documents delivered at any time in connection therewith, all as amended, supplemented or otherwise modified from time to time in accordance with their respective terms.

         "Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of the lessee.

            "GmbH" means Fiberite Europe GmbH, a German GmbH and which is to transfer its entire business as currently conducted by means of the transfer of substantially all its assets and liabilities to Acquisition GmbH, a wholly-owned subsidiary of Acquisition Co.

            "GmbH Purchase Agreement" means the Business Purchase Agreement dated as of October 6, 1995 between Acquisition GmbH and GmbH and shall include the exhibits and schedules thereto.

            "Guaranty" of a person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit or letter of guaranty.

            "Holder" means any holder from time to time of any Securities.

            "Holdings" means Fiberite Holdings, Inc., a Delaware corporation which owns 100% of the issued and outstanding capital stock of Acquisition Co.

            "Holdings Corporate Documents" means the certificate of incorporation and by-laws of Holdings.

            "Lenders" means the banks and other financial institutions from time to time parties to the Credit Agreement.

            "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

            "Majority Holders" means the holders of voting rights with respect to waivers, amendments and other actions permitted or required to be taken by holders of the Notes under the terms thereof constituting a majority of such voting rights attributable to the aggregate outstanding Accreted Amount of the Notes at such time.

            "Material Adverse Effect" means a material adverse effect on (a) the business, operations or financial condition of Holdings and its Subsidiaries taken as a whole or (b) the enforceability of any of the Securities Documents.

            "Note Documents" means this Agreement and the Notes.

            "Notes" means Holdings' 11.30% Subordinated Notes due 2002 substantially in the form set forth as Exhibit A hereto.

            "Permits" means all licenses, permits and approvals required for the full operation of Composites and GmbH and city and county permits and approvals.

            "Permitted Transferee" means:

            (i) in the case of any DLJMB Purchaser, (A) any other DLJMB Purchaser, (B) any general or limited partner of any such entity (a "DLJ Partner"), and any corporation, partnership, affiliated employee benefit trust or other entity which is an Affiliate of any DLJ Partner (collectively, the "DLJ Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of such DLJMB Purchaser or a DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing Persons referred to in this clause (C) (collectively, "DLJ Associates"),
      (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only such DLJMB Purchaser, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants and
      (E) a voting trustee for one or more DLJMB Purchasers, DLJ Affiliates or DLJ Associates under the terms of a voting trust designed to conform with the requirements of the insurance law of the State of New York;

            (ii) in the case of any Co-Investor Purchaser, any Affiliate, general partner or limited partner of such Co-Investor Purchaser; and

           (iii) in the case of any other Purchaser, (A) Holdings, and, if such other Purchaser is an individual, (B) (x) such Purchaser's spouse or (y) such Purchaser's siblings or lineal descendants, so long as such Purchaser retains the right to vote such Securities, (C) a Person who acquires Securities from any such Purchaser pursuant to a will or the laws of descent and distribution, and (D) any trust the beneficiaries of which consist only of such Purchaser and/or such Purchaser's spouse, siblings and lineal descendants.

            "Person" means an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

            "Securities" means the Notes and the Shares.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Securities Documents" means this Agreement, the Shareholders Agreement, the Notes and the Shares.

            "Senior Debt" means all obligations of Holdings with respect to (i) all principal of, premium and interest payable under the Finance Documents including under the Guaranty of Holdings under the Credit Agreement, (ii) any replacements, renewals, refinancings or extensions of any of the foregoing (or any portion thereof), and (iii) all fees, expenses, indemnities and all other amounts payable by Holdings or Acquisition Co. under any of the foregoing or with respect thereto; provided that the term Senior Debt shall not include (a) any Debt of Holdings which when incurred was without recourse to Holdings, (b) any Debt to any employee of Holdings and (c) Trade Payables.

            "Shareholders Agreement" means the Shareholders Agreement of even date herewith, among Holdings and the shareholders listed therein.

            "Shares" means shares of common stock of Holdings, par value $0.01 per share.

            "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

            "Time of Purchase" has the meaning set forth in Section 2.2(a).

            "Trade Payables" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by Holdings in the ordinary course of business in connection with the obtaining of materials or services.

            "Transaction" means the acquisition of Composites and the Included ICI Assets (as defined in the Composites Purchase Agreement) and the acquisition of GmbH, pursuant to the Composites Purchase Agreement and the GmbH Purchase Agreement, respectively.

            "Transfer" means any disposition of Securities that would constitute a sale thereof under the Securities Act.

            SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by Holdings' independent public accountants). For purposes of this Agreement, references to assets, liabilities, revenues, costs or other similar items relating to Holdings, Acquisition Co. or any of their Subsidiaries shall be deemed to include, with respect to any joint operating agreement or partnership agreement to which Holdings, Acquisition Co. or such Subsidiary is a party, such portion, but only such portion, of the assets, liabilities, revenues, costs or other similar items covered by such joint operating agreement or partnership agreement as shall equal the then proportional interest of Holdings, Acquisition Corp. or such Subsidiary under such joint operating agreement or partnership agreement, determined, where applicable, in accordance with the rules for proportionate consolidation in accordance with generally accepted accounting principles.


                                   ARTICLE II

                         PURCHASE AND SALE OF SECURITIES


            SECTION 2.1. Commitments to Purchase. Holdings agrees to issue and sell and, subject to the terms and conditions set forth herein and in reliance on the representations and warranties of Holdings contained herein, each Purchaser agrees to purchase the aggregate principal amount of Notes and number of Shares set forth opposite the name of such Purchaser on the signature pages hereto. The purchase price for the Notes shall be $47.2644 per $100 principal amount thereof and the purchase price for the Shares shall be $0.50 per Share. The Shares purchased hereunder are subject to the rights, obligations, restrictions and other terms and provisions of the Shareholders Agreement.

            SECTION 2.2. The Closing. (a) The purchase and sale of the Securities will take place at a closing (the "Closing") at the offices of Cahill Gordon & Reindel in New York City at such date as the Purchasers and Holdings may agree. The date and time of Closing is referred to herein as the "Time of Purchase".

            (b) Not later than the Time of Purchase, each Purchaser shall deliver by wire transfer to the account number of Holdings specified by Holdings immediately available funds in an amount equal to the aggregate purchase price of the Securities to be purchased by such Purchaser hereunder.

            (c) At the Closing, against payment as set forth in subsection (b) above, Holdings shall deliver to each Purchaser (i) a single Note representing the aggregate principal amount of Notes to be purchased by such Purchaser at the Closing registered in the name of such Purchaser, or, if requested by such Purchaser, separate Notes in such other denominations and registered in such name or names as shall be designated by such Purchaser and (ii) a certificate representing the number of Shares to be purchased by such Purchaser.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


            Holdings represents and warrants to each Purchaser, as of the Time of Purchase, as set forth below:

            SECTION 3.1. Corporate Existence and Power. Holdings is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted and is fully qualified and in good standing as a foreign corporation registered to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

            SECTION 3.2. Authorization and Execution. The execution, delivery and performance by each of Holdings and Acquisition Co. of each of the Securities Documents and Acquisition Documents to which it is a party and the issuance by Holdings of the Securities have been duly and validly authorized and are within the corporate powers of Holdings or Acquisition Co., as the case may be. Each of the Securities Documents and Acquisition Documents to which Holdings or Acquisition Co. is a party has been duly executed and delivered by it and constitutes its valid and binding agreement. When executed and delivered by Holdings against payment therefor in accordance with the terms hereof, the Notes will constitute valid and binding obligations of Holdings.

            SECTION 3.3. Capitalization. The authorized capital stock of Holdings consists of 15,000,000 shares of common stock, par value $0.01 per share (of which 10,000,000 shares are issued and outstanding). All of the issued and outstanding capital stock of Holdings has been duly authorized and validly issued, is fully paid and nonassessable, and free of pre-emptive rights. The authorized capital stock of Acquisition Co. consists of 1,000 shares of common stock, par value $0.01 per share (of which 1,000 shares are issued and outstanding). All of the issued and outstanding capital stock of Acquisition
Co. is owned by Holdings free and clear of any Lien other than the Lien of the lenders pursuant to the Credit Agreement.

            SECTION 3.4. Governmental Authorization. The execution and delivery by each of Holdings and Acquisition Co. of each of the Securities Documents and the Acquisition Documents to which it is a party did not and will not, the issuance and sale by Holdings of the Securities will not, and the consummation of the transactions contemplated hereby and thereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings as have been undertaken or made prior to the Time of Purchase and that will be in full force and effect on and as of the Time of Purchase or which are not required to be filed on or prior to the Time of Purchase (but will be filed within the applicable time periods therefor) and (b) such actions or filings that, if not taken or made, would not in the aggregate impose materially adverse conditions upon the Transaction or the Securities Documents.

            SECTION 3.5. Non-Contravention. The execution and delivery by Holdings of the Securities Documents or any of the Acquisition Documents to which it is a party did not and will not, the issuance and sale by Holdings of the Securities will not, and the consummation of the transactions contemplated hereby and thereby will not, contravene or constitute a default under or violation of (i) assuming the filings referred to in Section 3.4 have been undertaken or made, any provision of applicable law or regulation the violation of which would have a Material Adverse Effect, (ii) its certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon it or any of its assets, the violation of which would have a Material Adverse Effect or result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except pursuant to or as permitted or contemplated by the terms hereof or of the Finance Documents.

            SECTION 3.6. Litigation. There is no action, suit or proceeding pending to which Holdings, Acquisition Co., Composites or GmbH is a party, or to the knowledge of Holdings, which is threatened against Holdings, Acquisition Co., Composites or GmbH, before any court or arbitrator or any governmental body, agency or official that would reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.7. Not an Investment Company; Not a Real Property Holding Company. Holdings is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Holdings is not a United States real property holding company (as that term is defined in Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended).

            SECTION 3.8. Solicitation; Access to Information. No form of general solicitation or general advertising was used by Holdings or, to the best of its knowledge, any other Person acting on behalf of Holdings, in respect of the Securities or in connection with the offer and sale of the Securities. Neither Holdings nor any Person acting on behalf of Holdings has, either directly or indirectly, sold or offered for sale to any Person any of the Securities or any other similar securities of Holdings except as contemplated by this Agreement, and Holdings represents that neither Holdings nor any Person acting on its behalf will sell or offer for sale to any Person any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Securities within the provisions of Section 5 of the Securities Act.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS


            SECTION 4.1. Purchase for Investment; Authority; Binding Agreement. Each Purchaser represents and warrants to Holdings that:

            (a) Except as previously disclosed in writing to Holdings, such Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and the Securities to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and such Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Securities unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act;

            (b) the execution, delivery and performance of this Agreement and the purchase of the Securities pursuant hereto are within its or his or her power and have been duly and validly authorized by all requisite action;

            (c) this Agreement has been duly executed and delivered by such Purchaser;

            (d) this Agreement constitutes a valid and binding agreement of such Purchaser; and

            (e) such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment or such Purchaser has been advised by a representative possessing such knowledge and experience.

            SECTION 4.2. Private Placement. Each Purchaser (other than a DLJMB Purchaser) represents and warrants to Holdings that:

            (a) such Purchaser understands that (i) the offering and sale of the Securities hereby is intended to be exempt from registration under the Securities Act and (ii) there is no existing public or other market for any of the Securities and there can be no assurance that any Purchaser will be able to sell or dispose of the Securities to be purchased by such Purchaser;

            (b) such Purchaser's financial situation is such that such Purchaser can afford to bear the economic risk of holding the Securities acquired hereunder for an indefinite period of time, such Purchaser has adequate means for providing for such Purchaser's needs and contingencies and can afford to suffer the complete loss of the investment in the Securities;

            (c) such Purchaser understands that the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the transferability of the Securities as set forth herein, and that for an indefinite period following the date hereof there will be no public market for any of the Securities and that, accordingly, it may not be possible for such Purchaser to sell the Securities in case of emergency or otherwise;

            (d) such Purchaser and his or her representatives, including his or her professional, financial, tax and other advisors, have carefully reviewed all documents available to them in connection with the investment in the Securities, and such Purchaser understands and has taken cognizance of all the risks related to such investment;

            (e) such Purchaser and his or her representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Holdings and its representatives concerning the terms and conditions of the acquisition of the Securities, the Transaction, the financing thereof and related matters and to obtain all additional information which such Purchaser or his or her representatives deem necessary; and

            (f) all information which such Purchaser has provided to Holdings and its representatives concerning such Purchaser and such Purchaser's financial position is true, complete and correct.

            SECTION 4.3. Solicitation by Purchaser. Each Purchaser represents and warrants to Holdings that no form of general solicitation or general advertising was used by Purchaser or, to the best of its knowledge, any other Person acting on behalf of Purchaser, in respect of the Securities or in connection with the purchase of the Securities. Neither such Purchaser nor any Person acting on its behalf has, either directly or indirectly, sold or offered for sale to any Person any of the Securities or any other similar security of Holdings except as contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS


            Holdings hereby agrees that, from and after the Time of Purchase and so long as (i) any Notes remain outstanding and unpaid or any other amount is owing to the Holders from time to time of the Notes or (ii) with respect to
Section 5.1, any Shares are owned by the Purchasers or their Permitted Transferees, and for the benefit of such Holders:

            SECTION 5.1. Information.1 Holdings shall deliver to each Holder:

            (a) as soon as available and in any event within 120 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income or operations, cash flows and stockholders' equity (deficit) for such year, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by the opinion of Arthur Andersen LLP or another nationally recognized independent public accounting firm ("Independent Auditor") which report (x) shall state that such consolidated financial statements present fairly the consolidated financial position of Holdings and its Subsidiaries for the persons indicated in conformity with GAAP applied on a basis consistent with prior years and (y) shall not be qualified or limited because of a restricted or limited explanation by the Independent Auditor of any material portion of Holdings' or any Subsidiary's Records;

            (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income and consolidated statements of cash flows and stockholders' equity (deficit) for such quarter and for the portion of Holdings' fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Holdings' previous fiscal year, all certified (subject to footnote presentation and normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of Holdings;

            (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of Holdings stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth other details thereof and the action which Holdings is taking or proposes to take with respect thereto;

            (d) within 5 days after any officer of Holdings obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of Holdings setting forth the details thereof and the action which Holdings is taking or proposes to take with respect thereto;

            (e) promptly upon the mailing thereof to the stockholders of Holdings in their capacity as such, copies of all financial statements, reports, proxy statements and other information so mailed; and

            (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K that Holdings or its Subsidiaries shall have filed with the Commission.

            SECTION 5.2. Payment of Obligations. Holdings shall pay and discharge at or before maturity of the Notes all its material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and shall maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

            SECTION 5.3. Conduct of Business and Maintenance of Existence. Holdings and its Subsidiaries shall continue to engage in business of the same general type as now conducted by them, and Holdings shall and shall cause its Subsidiaries to, preserve, renew and keep in full force and effect its respective corporate existence and all material rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

            SECTION 5.4. Compliance with Laws. Holdings and its Subsidiaries shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, except where compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

            SECTION 5.5. Inspection of Property, Books and Records. Each of Holdings and its Subsidiaries shall keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, and shall permit representatives of DLJMB at the expense of Holdings to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its executive officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

            SECTION 5.6. Investment Company Act. Neither Holdings nor any of its Subsidiaries will be or become an investment company, open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.


                                   ARTICLE VI

                                  SUBORDINATION


            SECTION 6.1. Notes Subordinated to Senior Debt. Holdings covenants and agrees and each Holder (whether upon original issue or upon transfer, assignment or exchange of any Note) accepts and agrees, that the payment of amounts owing under any Note by Holdings shall, to the extent and in the manner herein set forth, be subordinated in right of payment to the prior payment and satisfaction in full of all Senior Debt.

            SECTION 6.2. No Payment on Notes in Certain Circumstances. (a) If any event of default shall have occurred and be continuing (or if such an event of default would occur upon any payment in respect of the Note) with respect to any Senior Debt (as such event of default is defined in such Senior Debt), no payment (other than the accrual of original issue discount) shall be made by Holdings with respect to amounts owing under the Notes.

            (b) If, notwithstanding the foregoing, any payment shall be received by any Holder when such payment is prohibited by Section 6.2, such payment shall be held in trust for the benefit of the holders of Senior Debt, and shall be paid over or delivered to the Agent on behalf of the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt then held by such holders).

            SECTION 6.3. Payment Over of Proceeds Upon Dissolution, Etc. (a) Upon any distribution of assets of, or payments by, Holdings of any kind or character (whether in cash, property or securities) to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of Holdings (whether voluntary or involuntary or in bankruptcy,insolvency, receivership or other proceedings), all amounts due or to become due upon all Senior Debt (including, without limitation, interest accruing after the filing of a petition under any bankruptcy law at the rate provided for in the documents governing such Senior Debt, whether or not allowable as a claim under such bankruptcy law) shall first be paid in full in cash, or duly provided for, before any payment or distribution is made on account of any amount owing under the Notes and before Holdings shall, directly or indirectly, prepay, repay, redeem, purchase, exchange or acquire any Notes. Upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets of, or payments by, Holdings of any kind or character (whether in cash, property or securities) to which the Holder would be entitled except for the provisions hereof, shall be paid by Holdings or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders if received by them, directly to the Agent on behalf of the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt then held by such holders) for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

            (b) If, notwithstanding the foregoing, any distribution of assets of, or payments by, Holdings of any kind or character (whether in cash, property or securities) shall be received by the Holders when such payment or distribution is prohibited by Section 6.3(a), such payment or distribution shall be held in trust for the benefit of the holders of Senior Debt, and shall be paid over or delivered to Agent on behalf of the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt then held by such holders), for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

            (c) Upon the payment in full in cash of all Senior Debt, the Holders shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of Holdings applicable to the

Senior Debt until all amounts owing under the Notes shall be paid in full; and, for the purposes of such subrogation, (i) no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article VI, and no payment over pursuant to the provisions of this Article VI to the holders of Senior Debt by the Holders shall, as between Holdings, its creditors other than holders of Senior Debt, and the Holders, be deemed to be a payment by Holdings to or on account of the Senior Debt, and (ii) no payment or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provision of this paragraph (c) which would otherwise have been paid to the holders of Senior Debt shall be deemed to be a payment by Holdings to or for the account of the Notes.

            (d) If any payment or distribution of assets of Holdings of any kind or character (whether in cash, property or securities) to which the Holders would otherwise be entitled but for the provisions of this Article VI shall be received by the holders of Senior Debt, any portion of such payment or distribution that is in excess of the amount which results in the payment and satisfaction in full in cash of all Senior Debt shall be held in trust for the benefit of, and shall be paid over or delivered to, in accordance with and to the extent permitted by applicable law, the Holders (pro rata to such Holders on the basis of the respective amounts of Notes then held by such Holders), for application to the payment of all amounts remaining unpaid under the Notes.

            SECTION 6.4. Limitation on Exercise of Remedies. Each Purchaser (and each subsequent Holder) by its acceptance of delivery of any Note hereby agrees that it will not at any time (i) attempt to enforce or collect on any Note or enforce any other rights in respect of such Note (provided, however, that each Purchaser (and each subsequent Holder) shall be entitled to declare the indebtedness represented by the Notes to be due and payable if any indebtedness under the Senior Debt shall have been declared to be due and payable) or (ii) commence, or join with any other creditor in commencing, any bankruptcy, reorganization or insolvency proceedings with respect to Holdings (provided, however, that each Purchaser (and each subsequent Holder) shall be entitled to file a proof of claim in respect of the Notes in any such proceeding so long as such proof of claim shall state that the Notes are subordinated to the extent and in the manner set forth in this Article VI; provided, further, that if any such Purchaser or subsequent Holder has not filed such proof of claim prior to five Business Days before the last date that such proofs of claim are permitted to be filed, the Agent may file such proofs of claim on behalf of such Purchaser or subsequent Holder).

            SECTION 6.5. Renewals, Extensions, etc. of Senior Debt. Each Purchaser (and each subsequent Holder) by its acceptance of delivery of any Note hereby agrees and consents that the obligations and liabilities of Holdings or any other party or parties for or upon the Senior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, increased, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released as holders of the Senior Debt (or any representative or agent acting on their behalf) may deem advisable without impairing, abridging, diminishing, releasing or affecting the subordination of the Notes to the Senior Debt provided for herein.

            SECTION 6.6. Obligation of Holdings Unconditional. Nothing contained in this Article VI (other than as set forth in Section 6.4) or any Note is intended to or shall impair, as between Holdings and the Holders, the obligation of Holdings, which is absolute and unconditional, to pay to the Holders amounts owing under the Notes as and when the same shall become due and payable in accordance herewith, or is intended to or shall affect the relative rights of the Holders and creditors of Holdings other than the holders of Senior Debt, nor shall anything herein or therein prevent the Holders from exercising all remedies otherwise permitted by applicable law upon default under the Notes, subject to the rights, if any, under this Article VI of the holders of the Senior Debt in respect of cash, property or securities of Holdings received upon the exercise of any such remedy.


            SECTION 6.7. This Article Not to Prevent Events of Default. The failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Article VI will not be construed as preventing the occurrence of an Event of Default.

            SECTION 6.8. General. (a) Each Purchaser (and each subsequent Holder) by its acceptance of delivery of any Note hereby acknowledges and agrees that the holders of the Senior Debt have relied upon and will continue to rely upon the provisions of this Article VI in entering into the agreements relating to Senior Debt and in extending credit to Holdings pursuant thereto.

            (b) No right of any current or future holder of any Senior Debt to enforce the provisions of this Article VI shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by Holdings with the terms and provisions and covenants herein, regardless of any knowledge thereof any such holder may have or otherwise be charged with or by any action or failure to act on the part of Holdings.

            (c) The provisions of this Article VI are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Debt, without any act or notice of acceptance hereof by such holders.


                                   ARTICLE VII

                             LIMITATION ON TRANSFERS


            SECTION 7.1. Restrictions on Transfer. (a) From and after the Time of Purchase, none of the Notes shall be transferable except to Permitted Transferees or upon the conditions specified in this Article VII which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the Transfer of any of such Securities or any interest therein. Each Purchaser agrees to cause any proposed transferee of any Notes (or any interest therein) held by it to agree to take and hold such Notes (or any interest therein) subject to the provisions and upon the conditions specified in this Article VII.

            (b) From and after the Time of Purchase, none of the Shares shall be transferable except as contemplated by the Shareholders Agreement.

            SECTION 7.2. Restrictive Legends. (a) Each certificate for the Notes issued to any Purchaser or to any Permitted Transferee shall include a legend in substantially the following form:

      THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE

      SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF OCTOBER 6, 1995 RELATING TO THIS SECURITY, A COPY OF WHICH MAY BE OBTAINED FROM FIBERITE HOLDINGS, INC. AT ITS PRINCIPAL EXECUTIVE OFFICE.

            (b) Any Holders of Notes registered pursuant to the Securities Act and qualified under applicable state securities laws may exchange such Notes on transfer for new securities that shall not bear the legend set forth in paragraph (a) of this Section 7.2.

            SECTION 7.3. Notice of Proposed Transfers. Five Business Days prior to any proposed Transfer of any Notes (other than Transfers of Notes (i) registered under the Securities Act of (ii) to a Permitted Transferee), the Holder thereof shall give written notice to Holdings of such Holder's intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer, and shall be accompanied by (A) an opinion of counsel reasonably satisfactory to Holdings addressed to Holdings to the effect that the proposed Transfer of such Notes may be effected without registration under the Securities Act, (B) such representation letters in form and substance reasonably satisfactory to Holdings to ensure compliance with the provisions of the Securities Act, and (C) such letters in form and substance reasonably satisfactory to Holdings from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement. Such proposed Transfer may be effected only if Holdings shall have received such notice of transfer, opinion of counsel, representation letters and other letters referred to in the immediately preceding sentence, whereupon the holder of such Notes shall be entitled to Transfer such Notes in accordance with the terms of the notice delivered by the holder to Holdings. Each certificate evidencing the Notes transferred as above provided shall bear the legend set forth in Section 7.2(a) except that such certificate shall not bear such legend if the opinion of counsel referred to above is to the further effect that neither such legend nor the restrictions on Transfer in this Article VII are required in order to ensure compliance with the provisions of the Securities Act.

                                  ARTICLE VIII

                                  MISCELLANEOUS


            SECTION 8.1. Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereinafter specify for the purpose. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 8.1.

            SECTION 8.2. No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy. The remedies provided for herein and in the other Note Documents are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.

            (b) Any provision of this Agreement may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by Holdings and the Majority Holders; provided that without the consent of each Holder of any Notes affected thereby, an amendment, supplement or waiver may not (a) reduce the aggregate Accreted Amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate or extend the time for payment of interest on any Notes, (c) reduce the Accreted Amount of or extend the stated maturity of any Notes or permit any amount payable in respect of the Notes to be paid in money or property other than as stated in the Notes. In determining whether the holders of the requisite principal amount of Notes have concurred in any direction, consent, or waiver as provided in this Agreement or in the Notes, Notes which are owned by Holdings or any other obligor on the Notes, or by any Person (other than a DLJ Affiliate) controlling, controlled by, or under common control with any of the foregoing, shall be disregarded and deemed not to be outstanding for the purpose of any such determination; and provided further that no such amendment, supplement or waiver which affects the rights of DLJMB, otherwise than solely in its capacity as a holder of the Notes, shall be effective with respect to it without its prior written consent. For so long as the Guaranty of Holdings under the Credit Agreement is outstanding, no amendment to this Agreement which modifies the provisions of Article VI hereof, this sentence or the definitions of defined terms used therein (to the extent used therein) shall be effective without the prior written consent of the Agent.

            SECTION 8.3. Expenses; Documentary Taxes. Holdings agrees to pay all reasonable out-of-pocket costs, expenses and other payments in connection with the purchase and sale of the Securities as contemplated by this Agreement including without limitation (i) fees and disbursements of special counsel for DLJMB incurred in connection with the preparation of this Agreement, (ii) all out-of-pocket expenses of DLJMB, including fees and disbursements of counsel, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by DLJMB and each Holder of Notes, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. In addition, Holdings agrees to pay any and all stamp, transfer and other similar taxes, assessments or charges payable in connection with the execution and delivery of this Agreement or the issuance of the Securities.

            SECTION 8.4. Successors and Assigns. This Agreement shall be binding upon Holdings and each Purchaser and its successors and assigns. Holdings may not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of all of the Holders. All provisions hereunder purporting to give rights to DLJ and its Affiliates or to holders of Notes or Shares are for the express benefit of such Persons.

            SECTION 8.5. Brokers. Holdings represents and warrants that, except for DLJSC and, solely in connection with the Transaction, Valufinder Group, Inc., it has not employed any broker, finder, financial advisor or investment banker who might be entitled to any brokerage, finder's or other fee or commission in connection with the Transaction or the sale of Notes or the Shares.

            SECTION 8.6. New York Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE SHARES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            SECTION 8.8. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives, as of the date first above written.

                              FIBERITE HOLDINGS, INC.


                              By: /s/ Thompson Dean
                                 -----------------------------------------------
                              Name:
                              Title:

                                    Fiberite Holdings, Inc.
                                    c/o DLJ Merchant Banking, Inc.
                                    140 Broadway
                                    New York, New York  10005
                                    Attention:  Thompson Dean
                                    Telecopy:  (212) 504-4991


                              with a copy to:

                                    DLJ Merchant Banking, Inc.
                                    140 Broadway
                                    New York, New York  10005
                                    Attention:  Thompson Dean
                                    Telecopy:  (212) 504-4991


$26,922,900                   DLJ MERCHANT BANKING PARTNERS, L.P.
  4,226,157 shares            BY:  DLJ MERCHANT BANKING, INC.
                                      Managing General Partner

                                    DLJ Merchant Banking, Inc.
                                    140 Broadway
                                    New York, New York  10005
                                    Attention:  Thompson Dean
                                    Telecopy:  (212) 504-4991


                              By: /s/ Thompson Dean
                                 -----------------------------------------------

$12,038,400                   DLJ INTERNATIONAL PARTNERS, C.V.
1,889,701 shares              BY:  DLJ MERCHANT BANKING, INC.
                                      Advisory General Partner

                                    DLJ Merchant Banking, Inc.
                                    140 Broadway
                                    New York, New York  10005
                                    Attention:  Thompson Dean
                                    Telecopy:  (212) 504-4991


                              By: /s/ Thompson Dean
                                 -----------------------------------------------



$698,000                      DLJ OFFSHORE PARTNERS, C.V.
109,566 shares                BY:  DLJ MERCHANT BANKING, INC.
                                      Advisory General Partner

                                    DLJ Merchant Banking, Inc.
                                    140 Broadway
                                    New York, New York  10005
                                    Attention:  Thompson Dean
                                    Telecopy:  (212) 504-4991


                              By: /s/ Thompson Dean
                                 -----------------------------------------------



$635,100                      STEEPLE INTERNATIONAL, INC.
99,648 shares                 BY: /s/ Jay Aidikoff
                                 ----------------------------------------------
                                 Name: Jay M. Aidikoff
                                 Title: President

                              Address: C/O Valufinder Group, Inc.

                                       Leveraged Finance Group
                                       95 Horatio Street
                                       Suite 303
                                       New York, NY 10014
                                       Attention: Jay M. Aidikoff
                                       Fax: (212) 243-1388

$17,496,000                   DLJ MERCHANT BANKING FUNDING, INC.
2,746,398 shares
                                    DLJ Merchant Banking, Inc.
                                    140 Broadway
                                    New York, New York  10005
                                    Attention:  Thompson Dean
                                    Telecopy:  (212) 504-4991


                              By: /s/ Reid S. Perper
                                 -----------------------------------------------
                                 Reid S. Perper
                                 Attorney in Fact



$5,915,100                    CARLISLE-FIBERITE INVESTORS, L.P.
928,530 shares                A Delaware Limited Partnership
                              By:  CARLISLE GROUP, L.P.
                                      its General Partner

                              By:  CARLISLE ENTERPRISES, L.P.
                                      its General Partner


                              By: /s/ Dennis A. Dunn
                                 -----------------------------------------------
                                 Name: Dennis A. Dunn
                                 Title:General Partner

                              Address:  Carlisle Enterprises, L.P.
                                        7777 Fay Avenue, Suite 200
                                        La Jolla, CA  92037
                              Attention:  Jim Carlisle
                              Fax: (619) 459-3776